Exhibit 10.20

SECOND AMENDED AND RESTATED CONSULTING AGREEMENT FOR NON-EXECUTIVE CHAIRMAN

This Second Amended and Restated Consulting Agreement (this “Second A&R Agreement”), effective as of October 25, 2024 (“Effective Date”), is entered into by and between Elevai Labs Inc., a Delaware corporation fka Reactive Medical Labs, Inc. (“Company”), and NorthStrive Companies Inc., a California corporation (“Consultant”).

Recitals

A. Whereas, Company and BWL Investments Ltd, a British Columbia corporation (or its predecessors in interest) entered into that certain Consulting Agreement, dated July 3, 2020, as amended (collectively, the “Original Agreement”);

B. Whereas, Consultant received an assignment of the Original Agreement effective on or after December 19, 2022;

C. Whereas, the parties amended and restated the Original Agreement, in its entirety on May 1, 2023 (the “Amended Agreement”);

D. Whereas, the parties amended and restated the Amended Agreement pursuant to that certain Amended and Restated Consulting Agreement between the Company and the Consultant dated June 21, 2024 (“A&R Consulting Agreement”); and

E. Whereas, the parties hereto wish to amend and restate the A&R Consulting Agreement in its entirety as set forth in this Second A&R Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

Agreement

1. Consulting Relationship. During the term of this Second A&R Agreement, Consultant will perform the consulting services as described on Exhibit A (the “Services”). Consultant shall perform the Services in a diligent and professional matter, and in compliance with all applicable laws and regulations.

(a) Non-executive Chairman. The Consultant agrees to designate Braeden Lichti to perform the Services as non-executive Chairman pursuant to that assignment agreement dated June 21, 2024, by and between the Company, the Consultant and Mr. Lichti.

2. Fees. As consideration for the Services performed by Consultant and other obligations, Company shall pay Consultant the amounts specified in Exhibit B at the times specified therein.

3. Expenses. Consultant will be responsible for all expenses incurred while performing the Services unless Consultant receives the prior written approval of the Company to reimburse a particular expense. Without limiting the right of Company to deny approval, as a condition to receipt of reimbursement, Consultant shall be required to submit to Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Second A&R Agreement.

4. Termination and Resignation.

(a) Either party may terminate this Second A&R Agreement upon at least thirty (30) days prior written notice to the other party. Notwithstanding the foregoing sentence, the Consultant is only entitled to a one-time Severance Payment (as defined below), if any, on the occurrence of a Severance Event (as defined below).

“Cause” means any of the following: (a) willful failure by the Consultant to perform its duties and responsibilities to the Company pursuant to this Second A&R Agreement, in such case after written notice thereof and a failure to remedy such failure within ten (10) days of the Company’s notice; (b) commission by the Consultant of any act of fraud, embezzlement, or any other willful misconduct that has caused or is reasonably expected to cause material injury to the Company; (c) unauthorized use or disclosure by the Consultant of any confidential information of the Company or any other party to whom the Consultant owes an obligation of nonuse and nondisclosure as a result of the Consultant’s relationship with the Company; (d) abuse of alcohol or drugs; or (e) breach by the Consultant of any of its obligations under this Second A&R Agreement or any other written agreement with the Company after written notice thereof and, if capable of being remedied, a failure to remedy such breach within ten (10) days of such notice.

“Change of Control” means an event in which it the Company is sold to, merged, consolidated, reorganized into or with, or the Company’s assets are transferred or sold to another entity, after which the holders of voting securities of the Company immediately prior to such event, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity of such event.

“Severance Event” means: (a) a Change of Control; (b) the Consultant’s termination for Cause; or (c) the Consultant’s termination by majority shareholder or Board vote.

“Severance Payment” means the amount equal to the sum of: (a) $1,500,000; (b) $375,000; (c) health insurance coverage for the Consultant under the existing health insurance policy offered to the Consultant pursuant to its engagement with the Company as Consultant; and (d) full acceleration and vesting of all of the Consultant’s unvested stock options at the time of such termination.

(c) If the Consultant is not terminated for Cause, the Consultant shall execute a separation agreement and release of claims (“Separation Agreement”) in a form satisfactory to the Company and the Consultant which becomes irrevocable no later than sixty (60) days following the Consultant’s termination. Consultant agrees to remain in full compliance with the Separation Agreement.

(d) For the avoidance of doubt, if the Consultant is not terminated for Cause, the Consultant’s stock options at the time of such termination will not accelerate and vest in full at the time of the Consultant’s termination.

5. Independent Contractor. Consultant’s relationship with Company will be that of an independent contractor and not that of an employee or agent. Unless authorized by the Company in writing in advance, Consultant shall provide its own office space, equipment, and supplies necessary to perform the Services.

6. Provision of Services. Consultant is responsible for determining the method, details and means of performing the Services.

a. No Authority to Bind Company. Neither Consultant nor any of its personnel has the authority to enter into any contract that binds Company or creates any obligations on the part of Company.

b. No Benefits. Neither Consultant nor any of its personnel is eligible for any Company employee benefits. Further, to the extent Consultant or any of its personnel otherwise would be eligible for any Company employee benefits but for the express terms of this Second A&R Agreement, Consultant on behalf of itself and its personnel hereby expressly declines to participate in such Company employee benefits.

c. Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant under this Second A&R Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self- employment, franchise tax, worker’s compensation insurance coverage requirements and U.S. immigration visa requirements. Consultant shall indemnify, defend and hold Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements including, without limitation, any liability for, or assessment of, withholding taxes imposed on Company by the relevant taxing authorities with respect to any compensation paid to Consultant.

7. Services for Competitors. During term of this Second A&R Agreement, Consultant shall not, directly or indirectly (a) perform any services which are the same or substantially similar to the Services, (b) participate in whether as an employee, contractor, consultant, officer or director or (c) have any ownership interest in or otherwise assist in the financing, operation, management or control of, any exosome skincare company. Notwithstanding the foregoing, Consultant retains the right to invest in or have an interest in any competitive entity whose equity securities are traded on any public market, provided that said interest does not exceed one percent (1%) of the voting control of said entity.

8. Confidential Information and Invention Assignment Agreement. Consultant shall sign, or has signed, the Confidentiality Agreement, in substantially the form attached hereto as Exhibit C, which shall be effective as of the effective date specified therein. Consultant shall ensure that each of its personnel performing the Services on behalf of Consultant shall have entered into confidentiality agreement with Consultant obligating such personnel to abide by the provisions of this Second A&R Agreement.

9. Representations and Warranties. Consultant represents and warrants that:

a. Neither Consultant nor any of its personnel is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Second A&R Agreement. Consultant’s performance of this Second A&R Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Second A&R Agreement. Consultant is in the business of performing services similar to the Services for third parties. Consultant has all rights, licenses and permissions required for it to perform the Services and receive the compensation hereunder.

b. Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to Company or uses in the course of performance of the Services, without liability to such third parties.

10. Miscellaneous.

a. Governing Law. This Second A&R Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the principles of conflict of law provisions thereof.

b. Entire Agreement; Other Agreements. This Second A&R Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein. For the avoidance of doubt, this Second A&R Agreement supersedes all prior or contemporaneous discussions, understandings and agreements (original or amended), whether oral or written, between them relating to the subject matter hereof. Without limiting the generality of the foregoing, this Second A&R Agreement amends and restates the A&R Consulting Agreement and any amendments thereto, in its entirety, effective as of the Effective Date.

(c) Amendments and Waivers. No modification of or amendment to this Second A&R Agreement, nor any waiver of any rights under this Second A&R Agreement, shall be effective unless in writing signed by the parties to this Second A&R Agreement. No delay or failure to require performance of any provision of this Second A&R Agreement shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns. Consultant may not assign, whether voluntarily or by operation of law, any of its rights and obligations under this Second A&R Agreement, except with the prior written consent of Company (for purposes of clarification, Company confirms its consent to the assignment referenced in Recital B. Subject to the foregoing, this Second A&R Agreement will be binding upon and inure to the benefit of the respective successors, assigns, heirs, executors, administrators and legal representatives of the parties.

(e) Notices. Any notice, demand or request required or permitted to be given under this Second A&R Agreement shall be in writing and shall be deemed sufficient when delivered personally, by overnight courier or sent by email, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Company’s books and records.

(f) Severability. If one or more provisions of this Second A&R Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Second A&R Agreement, (ii) the balance of this Second A&R Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Second A&R Agreement shall be enforceable in accordance with its terms.

(g) Construction. This Second A&R Agreement is the result of negotiations between and has been reviewed by each of the parties and their respective counsel, if any; accordingly, this Second A&R Agreement shall be deemed to be the product of both parties, and no ambiguity shall be construed in favor of or against either party.

(h) Signatures. This Second A&R Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second A&R Agreement as of the Effective Date.

COMPANY:

ELEVAI LABS INC.

By:	/s/ George Kovalyov
Name:	George Kovalyov
Title:	Director

Address:120 Newport Center Drive Suite 250, Newport Beach, CA 92660

CONSULTANT:

NORTHSTRIVE COMPANIES INC.

By:	/s/ Braeden Lichti
Name:	Braeden Lichti
Title:	Chief Executive Officer

Address:1401 21st Street, Suite R Sacramento, CA 95811
Business	30-1245134
Tax ID:

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant agrees to provide the below Services to the Company:

a.	Providing leadership and guidance to the Board of Directors of the Company;

b.	Working with the Board of Directors of the Company to develop and implement the Company’s strategic plan;

c.	Promoting and overseeing high standards of corporate governance amongst the Board of Directors and within the Company;

d.	Acting as a liaison between the Board of Directors and executive management of the Company and the Company’s committees;

e.	Advising the Company’s senior management on matters of Company operations;

f.	Originating merger and acquisition opportunities for the Company and advising the Company in connection with the same;

g.	Provide capital raising advisory services to the Company; and

h.	Performing such other duties of the Chairman of the Board of Directors of the Company customarily related to this function in an organization of the size and nature of the Company, and performing such other duties as may be determined and assigned by the Board and required by the Company’s governing instruments.

EXHIBIT B

COMPENSATION

1.	Annual Consultant Fee; Bonuses.

a. Annual Consultant Fee. Consultant’s annual consultant fee of $300,000 per annum (“Annual Consultant Fee”). The Company shall pay the 1/12 of the amount of the Annual Consultant Fee to the Consultant once per calendar month (each of such payment intervals, “Payment Cycle”), provided that the Consultant performs the Services required to be performed in each of such Payment Cycle.

b. Signing Bonus. Upon the execution of this Second A&R Agreement, the Company shall remit the following payments to the Consultant:

(i)	A one-time bonus of $175,000, payable as follows: (A) $100,000 of such bonus to be remitted to the Consultant in cash and (B) $75,000 of such bonus to be remitted to the Consultant in Series B Preferred Stock, with the cash equivalent of each share of Series B Preferred Stock to be determined by mutual agreement of the Company and the Consultant; and

(ii)	300,000 shares of Series B Preferred Stock.

c. Annual Bonus. The Board of Directors of the Company (“Board”) may in its sole discretion and using any criteria it deems appropriate award the Consultant a bonus at the end of the applicable fiscal year in the amounts it determines in its sole discretion (each of such bonuses, the “Annual Bonus”), provided that the Consultant meets the Board’s performance objectives for the Consultant and the Consultant is engaged by the Company for such fiscal year in full. For the avoidance of doubt, the first fiscal year for which the Company will consider whether the Consultant qualifies for the Annual Bonus is the fiscal year in which the Effective Date falls. The target of the Annual Bonus is 125% or a greater percentage of the Annual Consultant Fee. The amount of the Annual Bonus awarded to the Consultant will be determined in the Board’s sole discretion, based on the Consultant’s performance for the applicable fiscal year, performance objectives the Board sets for the Consultant, and other relevant criteria used in the Board’s sole discretion.

d. Milestone-based Cash Bonuses. Upon the occurrence of the following events, the Company shall remit the applicable cash bonuses to the Consultant as set forth in this Section 1(d) and subject to the terms and conditions of this Section 1(d):

(i)	The Company shall pay the Consultant $150,000 for each Company acquisition consummated, provided the target company of such acquisition has $2,000,000 in annual revenue or more upon consummation of the acquisition;

(ii)	The Company shall pay the Consultant $50,000 upon any closing of an equity or equity- linked financing of the Company which results in net proceeds being raised in such financing of $3,000,000 in a fiscal quarter (the closing which qualifies the Consultant for such payment, the “Triggering Equity Financing,” and such payment, the “Equity Financing Bonus”). For the avoidance of doubt, the Consultant is entitled only to a one-time payment of the Equity Financing Bonus $50,000 per fiscal quarter and the Company will not make further payments as an Equity Financing Bonus in spite of the occurrence of any of the following events: (A) the closing of any equity or equity-linked financings subsequent to the Triggering Equity Financing in such fiscal quarter which result in proceeds of $3,000,000 to the Company; (B) any closings for the same equity financing round subsequent to the Triggering Equity Financing in such fiscal quarter which result in additional proceeds of $3,000,000 or more to the Company.

(iii)	The Company shall pay the Consultant $75,000 each time the Company achieves a Market Valuation (as defined below) of $10,000,000, $20,000,000, $30,000,000, and $40,000,000 (each of such payments, “Valuation Payment”), provided that each of such market valuations continue for each at least five (5) consecutive Trading Days (as defined below), and provided further that the Company may only recover any erroneously awarded amounts in Valuation Payments for one (1) year following the date of such erroneous award.

(iv)	The Company shall pay the Consultant $300,000 each time the Company achieves a Market Valuation of $50,000,000 and $100,000,000, provided that each of such Market Valuations continues for each at least two (2) consecutive Trading Days.

“Market Valuation” means the value obtained by multiplying (x) the closing trading price of the Company’s common stock on the Nasdaq on the applicable Trading Day by (y) the total amount of issued and outstanding shares of the Company’s common stock on such Trading Day.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Trading Day” means a day on which national stock exchanges and the Nasdaq are open for trading.

(v)	Notwithstanding anything to the contrary in this Second A&R Agreement, the Consultant may elect to accrue the payments due to the Consultant under Section 1(d) of this Exhibit B (the each, a “Milestone Bonus”) convert the cash amount of the Milestone Bonus into shares of the Company’s common stock or preferred stock. In such event, the conversion ratio of the Milestone Bonus shall be determined by mutual agreement between the Company and the Consultant.

2.	Equity Grant.

a. As partial consideration for the Consultant’s Services, the Company may also grant equity to the Consultant, as determined by the Board in its sole discretion.

EXHIBIT C

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

(See attached.)

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Consultant Name: BWL Investments USA Inc. (“Consultant”)

Effective Date: July 3, 2020

As a condition of becoming retained by Reactive Medical Labs Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, “Company”), and in consideration of Consultant’s relationship with Company and receipt of the compensation now and hereafter paid by Company, Consultant agrees as follows:

1. Relationship. This Confidential Information and Inventions Assignment Agreement (this “Agreement”) will apply to Consultant’s consulting relationship with Company. If that relationship ends and Company re-engages Consultant within one (1) year thereafter, then this Agreement will also apply to such later relationship, unless the parties otherwise agree in writing. Any such relationship between the parties, whether commenced prior to, upon or after the date of this Agreement, is referred to as the “Relationship.”

2. Services. Consultant will perform such services as required by that certain Consulting Agreement entered into between the parties on or about the date hereof (the “Consulting Agreement”). The services to be performed by Consultant under the Consulting Agreement are referred to herein as the “Services.” This Agreement is intended to supplement and form an integral part of the Consulting Agreement. In the event of any conflict between provisions of this Agreement and the Consulting Agreement, this Agreement shall govern.

3. Confidential Information.

(a) Protection of Information. During the Relationship, Company may provide Consultant with Confidential Information (defined below). During the term of the Relationship and at all times thereafter, Consultant shall not disclose any Confidential Information to any third party without the prior written consent of Company nor shall Consultant use any Confidential Information except to the limited extent required to perform the Services. Consultant shall not make any copies of the Confidential Information except as authorized by Company.

(b) Confidential Information. “Confidential Information” means all confidential or proprietary information and physical material of the Company which is not generally known outside of Company, including any information and physical material entrusted to Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software code and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, compositions, recipes, techniques, biological materials, mask works, engineering designs and drawings and hardware configuration information; (iii) agreements with third parties; (iv) lists of, or information relating to, employees and consultants of Company (including, but not limited to, names, contact information, jobs, compensation, and expertise of such employees and consultants); (v) lists of, or information relating to, suppliers and customers, names and contact information of personnel, price lists, pricing methodologies, cost data, market share data and marketing plans; and (vi) licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c) Third Party Information. This Section 3 is intended to be for the benefit of Company and any third party that has entrusted information or physical material to Company in confidence. During the term of the Relationship and thereafter, Consultant will not improperly use or disclose to Company any confidential, proprietary or secret information of Consultant’s former clients or any other person, and Consultant shall not bring any such information onto Company’s place of business.

(d) Other Rights. This Agreement is intended to supplement, and not to supersede, any rights Company may have in law or equity with respect to the protection of trade secrets, confidential or proprietary information.

4. Ownership of Inventions.

(a) Inventions Retained and Licensed. Consultant has attached hereto, as Exhibit A, a complete list describing in detail all Inventions (as defined below) that, as of the Effective Date, belong to Consultant or in which Consultant has an interest, and that relate in any way to any of Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to Company hereunder. Consultant understands that listing any Inventions on Exhibit A does not constitute an acknowledgement by Company of the existence or extent of such Inventions, nor of Consultant’s ownership of such Inventions. If no such list is attached, then Consultant represents that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A.

(b) Use or Incorporation of Inventions. If in the course of the Relationship, Consultant uses or incorporates into a product, service or process any Invention not covered by Section 4(d) in which Consultant has an interest (including any Invention covered by Section 4(a)), then Consultant will promptly inform Company in writing. Whether or not Consultant gives such notice, Consultant hereby irrevocably grants Company a nonexclusive, fully paid, royalty-free, assumable, perpetual, worldwide license, with right to transfer and sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction.

(c) Inventions. As used herein, (i) “Inventions” means all discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Consultant understands this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, algorithm, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon and (ii) “Company Inventions” means all Inventions that Consultant or Consultant’s personnel solely or jointly author, discover, develop, conceive, or reduce to practice in connection with, or as a result of, the Services, except as expressly provided in Section 4(a).

(d) Assignment of Company Inventions. Consultant shall promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby irrevocably assigns (and agrees to assign) to Company, all of Consultant’s right, title and interest throughout the world in and to all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights associate therewith or incorporated therein. Consultant hereby waives and irrevocably quitclaims to Company any claims, of any nature whatsoever, that Consultant now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that any Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any Moral Rights including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(e) Maintenance of Records. Consultant shall keep and maintain adequate and current written records of all Company Inventions made or conceived by Consultant or Consultant’s personnel (solely or jointly with others) during the term of the Relationship. The records will be available to and remain the sole property of Company. Consultant shall deliver all such records (including any copies thereof) to Company upon termination of the Relationship as provided for in Section 5.

(f) Patent and Copyright Rights. Consultant shall assist Company, at Company’s expense, in every proper way to secure Company’s rights in Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Company deems necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Consultant’s subsequent incapacity.

(g) Defend Trade Secrets Act. Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation for reporting a suspected violation of law, Consultant may disclose the trade secret to its attorney and use the trade secret information in the court proceeding if it files any document containing the trade secret under seal and Consultant does disclose the trade secret, except pursuant to court order.

5. Company Property. Consultant agrees that neither it nor any of its personnel has any expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that Consultant’s activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. At the time of termination of the Relationship, Consultant will deliver to Company (and will not keep in Consultant’s possession, recreate or deliver to anyone else) all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Consultant or Consultant’s personnel pursuant to the Relationship or otherwise belonging to Company.

6. Notice to Third Parties. During the periods of time during which Consultant is restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), Consultant shall inform any entity or person with whom Consultant may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of Consultant’s contractual obligations under this Agreement. Consultant also understands and agrees that Company may, with or without prior notice to Consultant and during or after the term of the Relationship, notify third parties of Consultant’s obligations under this Agreement. Consultant further agrees that, upon written request by Company, Consultant will respond to Company in writing regarding the status of Consultant’s engagement or proposed engagement with any party during the Restriction Period.

7. Solicitation of Employees, Consultants and Other Parties. Consultant agrees as follows:

(a) Employees and Consultants. During the term of the Relationship, and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly, solicit, induce, recruit or encourage any of Company’s employees or consultants to terminate their relationship with Company, or attempt to solicit, induce or recruit any employee or consultants of Company, either for Consultant or for any other person or entity.

(b) Other Parties. During the term of the Relationship, Consultant will not directly or indirectly (a) negatively influence, or attempt to influence, any of Company’s licensors, licensees or customers from purchasing any Company products or services or (b) solicit or influence or attempt to influence any licensor, licensee, customer or other person to purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of Company. In addition, Consultant agrees that Company has valuable Trade Secrets (as defined by applicable law from time to time) to which Consultant will have access during the term of the Relationship.

8. Representations and Warranties.

(a) No Conflicts. Consultant represents and warrants that its performance of this Agreement does not, and will not, breach any agreement Consultant has entered into, or will enter into, with any third party including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to or during the Relationship. Consultant will not disclose to Company or use any inventions, confidential or non-public proprietary information belonging to any previous client or any other party. Consultant will not induce Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client or any other party. Consultant shall not to enter into any agreement that conflicts with any provision of this Agreement.

(b) Voluntary Execution. Consultant represents that Consultant has carefully read all of the provisions of this Agreement, that Consultant understands and has voluntarily accepted such provisions, and that Consultant will fully and faithfully comply with such provisions.

9. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California, without giving effect to the principles of conflict of law provisions thereof.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between Company and Consultant relating to its specific subject matter and merges all prior discussions between the parties to this Agreement. No amendment to this Agreement will be effective unless in writing signed by both parties. Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of Company. Any subsequent change or changes in Consultant’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally, by overnight courier or sent by email, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Company’s books and records.

(d) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(e) Remedies. Consultant acknowledges and agrees that violation of this Agreement by Consultant may cause Company irreparable harm and, therefore, Company will be entitled to seek extraordinary relief in court including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, Consultant agrees that a $500 bond will be adequate), in addition to and without prejudice to any other rights or remedies that Company may have for a breach of this Agreement.

(f) Advice of Counsel. CONSULTANT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, CONSULTANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND CONSULTANT HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

<Signature Page Follows>

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

REACTIVE MEDICAL LABS INC.

By:	/s/ Jordan R. Plews
(Signature)
Name:	Jordan R. Plews
Title:	Director

Address: 14781 Pomerado Rd. #199, Poway,
California 92064

CONSULTANT:

BWL Investments USA Inc.

By:	/s/ Braeden Lichti
Name:	Braeden Lichti
Title:	Director

Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS EXCLUDED UNDER SECTION 4(a)

The following is a list of all Inventions that, as of the Effective Date, belong to Consultant or in which Consultant has an interest, and that relate in any way to any of Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to Company:

Identifying Number
Title	Date	or Brief Description

NONE

Except as indicated above on this exhibit, Consultant has no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement.

___ Additional sheets attached

Consultant: BWL Investments USA Inc.

By:	/s/ Braeden Lichti
Print
Name:	Braeden Lichti
Title:	Director

Date: July 3, 2020